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                     AMERICAN FAMILY LIFE INSURANCE COMPANY
                               6000 AMERICAN PKWY
                          MADISON, WISCONSIN 53783-0001
                                 888-428-5433

            WAIVER OF SPECIFIED PREMIUM RIDER FOR THE PRIMARY INSURED

               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

This RIDER is attached to and becomes a part of the BASE POLICY and is subject to the conditions and provisions of the BASE POLICY. All such conditions and provisions apply to this RIDER unless changed by this RIDER.

                                   DEFINITIONS

SPECIFIED PREMIUM. The amount shown on the Schedule that will be waived if the PRIMARY INSURED is TOTALLY DISABLED.

TOTAL DISABILITY/TOTALLY DISABLED. The inability of the PRIMARY INSURED to perform the material and substantial duties of his/her regular occupation for pay or profit. Such inability must:
     1.   be the result of an injury or disease;
     2. start after the ISSUE DATE and between the ATTAINED AGES of five and 60 inclusive;
     3.   exist for six consecutive months.

If the PRIMARY INSURED is TOTALLY DISABLED for 24 months or more, the PRIMARY INSURED will be considered to be TOTALLY DISABLED only if he/she is unable to perform the material and substantial duties of any occupation for which he/she is reasonably fitted by means of:
     1.   education;
     2.   training; and
     3.   experience.

Occupation includes:
     1. if the PRIMARY INSURED is a homemaker who is not otherwise employed, the performance of household duties; or
     2. if the PRIMARY INSURED has not reached the age when he/she is legally permitted to end formal education, regular attendance at school.

TOTAL DISABILITY also includes the following total and irrecoverable losses even if the PRIMARY INSURED is able to work:
     1.   the sight of both eyes;
     2.   the use of both hands;
     3.   the use of both feet; or
     4.   the use of one hand and one foot.

                               GENERAL PROVISIONS

BENEFIT. Any SPECIFIED PREMIUM waived will be credited the BASE POLICY'S CASH VALUE as a premium payment if:
     1. WE receive written proof, satisfactory to US, of the PRIMARY INSURED'S TOTAL DISABILITY;
     2. the PRIMARY INSURED becomes TOTALLY DISABLED while this RIDER is in force; and
     3.   the PRIMARY INSURED is TOTALLY DISABLED for six consecutive months

If the SPECIFIED PREMIUM waived exceeds the maximum premium allowed by the federal law that defines life insurance, WE will pay the amount that exceeds the maximum premium allowed to the OWNER in cash.

If, while the BASE POLICY and this RIDER are in force, the PRIMARY INSURED becomes TOTALLY DISABLED again after having been TOTALLY DISABLED before, the new TOTAL DISABILITY will be considered a continuation of the old TOTAL DISABILITY unless:
     1.   the TOTAL DISABILITY is due to an entirely different cause; and
     2. the PRIMARY INSURED has performed all of the material and substantial duties of a gainful occupation for six consecutive months or more between the periods of TOTAL DISABILITY.

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The SPECIFIED PREMIUM waived and credited under this RIDER to the BASE
POLICY'S CASH VALUE does not guarantee that the BASE POLICY and any RIDERS attached to it, will remain in force. If the CASH SURRENDER VALUE of the BASE POLICY is not sufficient to cover the MONTHLY DEDUCTION and any loan interest due, the BASE POLICY and any RIDERS attached to it, will lapse as defined in the Grace Period provision.

EXCLUSIONS AND LIMITATIONS. WE will not credit the SPECIFIED PREMIUM waived under this RIDER to the BASE POLICY'S CASH VALUE if the TOTAL DISABILITY results directly or indirectly from:
     1.   intentionally self-inflicted injury;
     2.   any attempt at suicide, while sane or insane;
     3. war; or service in the military, naval or air forces of any country or international organization at war, whether declared or undeclared; or any conflict between armed forces.

WE will not credit the SPECIFIED PREMIUM waived under this RIDER to the BASE POLICY'S CASH VALUE if the TOTAL DISABILITY begins within five years from the ISSUE DATE shown in the Schedule or on an endorsement if later changed if:
     1. such TOTAL DISABILITY resulted from injury or disease sustained or contracted before the ISSUE DATE; and
     2. the PRIMARY INSURED received medical or surgical treatment for such condition before the date of his/her APPLICATION; and
     3. the PRIMARY INSURED did not disclose such treatment on his/her APPLICATION.

The SPECIFIED PREMIUM may be increased only if:
     1. the SPECIFIED AMOUNT has been increased subject to the conditions and provisions of the BASE POLICY;
     2.   WE receive evidence of insurability satisfactory to US.

PROOF OF DISABILITY. Before WE credit the SPECIFIED PREMIUM waived under this RIDER to the BASE POLICY'S CASH VALUE, WE must receive written proof of a TOTAL DISABILITY at the ADMINISTRATIVE SERVICE CENTER during:
     1.   the PRIMARY INSURED'S lifetime; or
     2.   the continuance of the PRIMARY INSURED'S TOTAL DISABILITY.

WE must receive proof within one year from the date that the PRIMARY INSURED'S TOTAL DISABILITY began. WE may still credit the SPECIFIED PREMIUM waived under this RIDER to the BASE POLICY'S CASH VALUE even if WE do not receive such proof in the time allowed, if the PRIMARY INSURED shows US that it was not reasonably possible to provide proof in the time allowed. Proof must however, be provided as soon as reasonably possible.

PROOF OF CONTINUANCE OF TOTAL DISABILITY. At OUR request, the PRIMARY INSURED must furnish periodic written proof that his/her TOTAL DISABILITY has continued without interruption. Upon receiving such proof, WE have the right to request that the PRIMARY INSURED be examined by a physician of OUR choice. After two years of TOTAL DISABILITY, WE may require proof of such TOTAL DISABILITY not more than once a year. WE will pay the cost of any exam that WE require. If WE do not receive such proof, WE will not continue to credit the SPECIFIED PREMIUM waived under this RIDER to the BASE POLICY'S CASH VALUE.

PREMIUM. The OWNER must pay an amount sufficient to keep the BASE POLICY in force until WE receive proof that the PRIMARY INSURED is TOTALLY DISABLED. Any SPECIFIED PREMIUM covered by this RIDER that is made while the PRIMARY INSURED is TOTALLY DISABLED, will be credited to the CASH VALUE when WE receive proof satisfactory to US of the PRIMARY INSURED'S TOTAL DISABILITY. If TOTAL DISABILITY begins prior to the end of the grace period, WE will allow this benefit even though the premium is not paid on time.

INCONTESTABILITY. WE will not contest this RIDER after it has been in force during the lifetime of the PRIMARY INSURED for two years from the Rider Effective Date shown on the Schedule, excluding any period of time that the PRIMARY INSURED has been TOTALLY DISABLED. WE will not contest any reinstatement of this RIDER after it has been in force during the lifetime of the PRIMARY INSURED for two years from the date WE approve a reinstatement.

REINSTATEMENT. Within five years after the date this RIDER terminated, the OWNER may apply for reinstatement if:
     1.   the BASE POLICY is also being reinstated;
     2. WE receive proof satisfactory to US that the PRIMARY INSURED is insurable by OUR standards;
     3. premium is paid as required by the BASE POLICY'S Reinstatement provision;
     4. the PRIMARY INSURED is alive on the date WE approve the request for reinstatement. If the PRIMARY INSURED is not alive, such approval is void and of no effect.

The OWNER may apply for reinstatement of the BASE POLICY with or without this RIDER. WE have the right to approve the reinstatement of the BASE POLICY with or without this RIDER.

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RIDER EFFECTIVE DATE.  This RIDER takes effect as of the Rider Effective Date shown on the Schedule. If this RIDER is subsequently added to the BASE POLICY, the Rider Effective Date will be shown on an endorsement. The Rider Effective Date determines each:
     1.   RIDER year;
     2.   RIDER anniversary; and
     3.   RIDER month.

RIDER TERMINATION DATE.  This RIDER terminates on the earliest of:
     1. 12:00 AM on the RIDER anniversary date nearest the PRIMARY INSURED'S ATTAINED AGE 60;
     2. the date the BASE POLICY terminates subject to the conditions and provisions of the BASE POLICY; or
     3.   the date the BASE POLICY is surrendered by the OWNER.

If the PRIMARY INSURED was TOTALLY DISABLED prior to ATTAINED AGE 60, WE will continue to credit the SPECIFIED PREMIUM waived under this RIDER to the BASE POLICY'S CASH VALUE until the PRIMARY INSURED is no longer TOTALLY DISABLED or he/she reaches ATTAINED AGE 95.

The OWNER may cancel this RIDER at any time by sending a written request to the ADMINISTRATIVE SERVICE CENTER. Such cancellation takes effect on the MONTHLY DEDUCTION DAY following the date the written request is received at the ADMINISTRATIVE SERVICE CENTER, unless a later date is requested.

                       PRESIDENT                   SECRETARY

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